UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 15, 2006

ANSYS, INC.

(Exact name of registrant as specified in charter)

Delaware	0-20853	04-3219960
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

275 Technology Drive, Canonsburg, PA 15317

(Address of Principal Executive Offices) (Zip Code)

(724) 746-3304

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 15, 2006, ANSYS, Inc. (the “Company”) entered a definitive merger agreement (the “Merger Agreement”) with ANSYS XL, LLC (“Merger LLC”), a wholly-owned subsidiary of the Company, BEN I, Inc., a wholly-owned subsidiary of Merger LLC, HINES II, Inc., a wholly-owned subsidiary of Merger LLC, Heat Holdings Corp. (“Holding”), Aavid Thermal Technologies, Inc. (“ATTI”), TROY III, Inc., a wholly-owned subsidiary of ATTI, Fluent, Inc. (“Fluent,” and together with Holding, ATTI and Fluent, the “Selling Companies”), and, for certain limited purposes described therein, Willis Stein & Partners II, L.P., Willis Stein & Partners III, L.P., Willis Stein & Partners Dutch, L.P., Willis Stein & Partners Dutch III-A, L.P., Willis Stein & Partners Dutch III-B, L.P., and Willis Stein & Partners III-C, L.P. (collectively, the “Principal Stockholders”) and Willis Stein & Partners II, L.P., as Stockholders’ Representative. Pursuant to the Merger Agreement and through a series of mergers, the Company shall acquire directly or indirectly all of the outstanding stock of Holding, ATTI and Fluent. Following the mergers, each of Holding, ATTI and Fluent shall be indirect subsidiaries of the Company.

In connection with, and concurrently with the execution of, the Merger Agreement, (a) the Company and certain holders listed therein entered into a Registration Rights Agreement (the “Registration Rights Agreement”), (b) the Company and the Principal Stockholders entered into a Voting Agreement (the “Voting Agreement”), and (c) the Company and Dr. Ferit Boysan, the President and COO of Fluent, entered into an Employment Agreement (the “Employment Agreement”).

No material relationship exists between the Company or its affiliates and any of the other parties to the Merger Agreement, Registration Rights Agreements, Voting Agreement or the Employment Agreement other than in respect of the following transactions.

Merger Agreement

Pursuant to the terms of the Merger Agreement, the Company will issue 6,000,000 shares of its common stock and pay approximately $300 million in net cash, subject to certain adjustments at closing, to acquire the Selling Companies. The transaction is valued at approximately $565 million based on the $44.11 per share closing price of the Company’s common stock on February 15, 2006.

Following the closing of the mergers, Daniel H. Blumenthal, a Managing Partner of Willis Stein & Partners, which is the controlling stockholder of Fluent, will join the Company’s board of directors.

The Company and the Selling Companies have made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants (a) to conduct their respective businesses in the usual, regular and ordinary course consistent with past practice between the execution of the Merger Agreement and consummation of the mergers, and (b) not to engage in certain kinds of transactions during such period.

Consummation of the mergers are subject to customary conditions, including, among others, (a) the absence of any order prohibiting the closing, (b) expiration or termination of the applicable Hart-Scott-Rodino waiting period, (c) subject to certain exceptions, the accuracy of representations and warranties of the parties to the Merger Agreement, (d) the delivery of customary closing certificates and opinions and the delivery of certain employment related agreements and (e) the absence of any material adverse change with respect to each party’s business.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report by reference.

Registration Rights Agreement

Pursuant to the Merger Agreement and Registration Rights Agreement, the Company is obligated to file a registration statement to permit the resale of the 6,000,000 shares of the Company’s common stock issued in connection with the mergers and to maintain the effectiveness of the registration statement through the second anniversary of the completion of the mergers. After the consummation of the mergers, pursuant to the terms of the Registration Rights Agreement, the stockholder parties to such agreement will be subject to, with limited volume exceptions, a six month lock-up on sales of such shares. The Company is required to pay all registration expenses, except for selling commissions, discounts and any out-of-pocket expenses of the selling stockholders. The Company is also required to indemnify the selling stockholders from and against any losses caused by any untrue statement of material fact contained in the shelf registration statement. Each selling stockholder generally will be required to provide information about itself and the specifics of the sale, be named as a selling stockholder in the related prospectus, indemnify the Company from any liabilities relating to any untrue statement of material fact provided by the stockholder for inclusion in the registration statement and be bound by the provisions of the Registration Rights Agreement where applicable to the stockholder.

The foregoing description is qualified in its entirety by reference to the Registration Rights Agreement, dated as of February 15, 2006, which is attached as Exhibit 10.1 hereto, and is incorporated herein by reference.

Voting Agreement

Pursuant to the Voting Agreement, each of the Principal Stockholders agreed, that after the closing until the first meeting of the stockholders of the Company, to vote all of the shares of common stock of the Company that each such Principal Stockholder shall be entitled to so vote in favor of certain matters that may be considered at such stockholder meeting.

The foregoing description is qualified in its entirety by reference to the Voting Agreement, dated as of February 15, 2006, which is attached as Exhibit 10.2 hereto, and is incorporated herein by reference.

Employment Agreement

Pursuant to the Employment Agreement, the Company and Dr. Boysan agreed that after the closing, Dr. Boysan would remain employed by Fluent as its Vice President and General Manager, Fluids Business Unit of the Company, and would have such responsibilities as the Company’s management shall designate. The parties agreed that Dr. Boysan would retain his current salary level of $215,000, and, subject to certain conditions, including the approval of the Company’s

Board of Directors, Mr. Boysan would also be entitled to receive options to purchase shares of common stock of the Company. Mr. Boysan would also be entitled to participate in the benefit plans of Fluent after the mergers. Pursuant to certain customary circumstances, the Company agreed to pay Dr. Boysan severance in the event his employment is terminated with Fluent prior to December 31, 2009. Dr. Boysan also agreed to a five year period following the closing of the mergers during which he would not compete with the Company, solicit the Company’s employees or solicit business from any current or prospective customer of the Company.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the Employment Agreement, which is filed as Exhibit 10.3 hereto, and is incorporated into this report by reference.

3.02.	Unregistered Sales of Equity Securities.

Pursuant to the Merger Agreement, which was entered into on February 15, 2006, the Company will issue an aggregate of 6,000,000 shares of its common stock in connection with the mergers described in Item 1.01 above. This transaction will be exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to the exemption provided in Section 4(2) of the Securities Act of 1933 and Regulation D promulgated thereunder. The 6,000,000 shares of common stock of the Company will be used as partial consideration for the mergers.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 2.1 –	Agreement and Plan of Merger, dated February 15, 2006, among ANSYS, Inc., ANSYS XL, LLC, BEN I, Inc., HINES II, Inc., Heat Holdings Corp., Aavid Thermal Technologies, Inc., TROY III, Inc., Fluent, Inc., and, for certain limited purposes described therein, the Principal Stockholders listed therein and the Stockholders’ Representative (excluding exhibits and schedules, which the Registrant agrees to furnish supplementally to the Commission upon request).*

Exhibit 10.1 –	Registration Rights Agreement among ANSYS, Inc. and the Holders listed therein, dated February 15, 2006.*

Exhibit 10.2 –	Voting Agreement among ANSYS, Inc. and the Principal Stockholders listed therein, dated February 15, 2006.*

Exhibit 10.3 –	Employment Agreement between ANSYS, Inc. and Dr. Ferit Boysan, dated February 15, 2006.*

*	Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANSYS, INC.

Date: February 17, 2006	By:	/s/ James E. Cashman III
James E. Cashman III
President and Chief Executive Officer

Date: February 17, 2006	By:	/s/ Maria T. Shields

Maria T. Shields – Chief Financial Officer,

VP of Finance and Administration

(Ms. Shields is the Principal Financial and Accounting Officer and has been duly authorized to sign on behalf of the Registrant)

EXHIBIT INDEX

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated February 15, 2006, among ANSYS, Inc., ANSYS XL, LLC, BEN I, Inc., HINES II, Inc., Heat Holdings Corp., Aavid Thermal Technologies, Inc., TROY III, Inc., Fluent, Inc., and, for certain limited purposes described therein, the Principal Stockholders listed therein and the Stockholders’ Representative (excluding exhibits and schedules, which the Registrant agrees to furnish supplementally to the Commission upon request).*

10.1	Registration Rights Agreement among ANSYS, Inc. and the Holders listed therein, dated February 15, 2006.*

10.2	Voting Agreement among ANSYS, Inc. and the Principal Stockholders listed therein, dated February 15, 2006.*

10.3	Employment Agreement between ANSYS, Inc. and Dr. Ferit Boysan, dated February 15, 2006.*

*	Filed herewith